NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:  Mr. Terry W. Thompson
                                                 Jack Henry & Associates, Inc.
                                                 663 Highway 60, P.O. Box 807
                                                 Monett, Missouri  65708
                                                 417-235-6652

                 JACK HENRY & ASSOCIATES COMPLETES THE PURCHASE

             OF THE COMMUNITY BANKING BUSINESS OF BROADWAY & SEYMOUR


Monett, Mo., June 30, 1995 - Jack Henry & Associates (NASDAQ:JKHY) a leading vendor of computer software and hardware to community banks in the U.S. an-nounced that it has completed the transaction to purchase the Community Banking Business (CFI) of Broadway & Seymour (BSIS) with locations in Charlotte, NC; St Paul, MN; and Houston, TX. Broadway & Seymour, like Jack Henry & Associates ("JHA"), markets software to banks. The unit had an installed base of approxi-mately 340 customers in over 35 states. The cash transaction requires a total of $12,000,000 in payments over a twelve month period.
     Michael E. Henry, Chairman & CEO for JHA, stated the Company is very excited about the CFI purchase. It clearly establishes the Company as the premier leader in providing in-house banking software and services using IBM mid-range systems. The end result is a stronger and more capable JHA with the combined resources and capabilities of both units. This transaction could add revenues in excess of $15,000,000 and provide JHA more opportunities for growth and profitability than any prior acquisition per Mr. Henry. Mr. Henry also indicated the CFI customers will appreciate the same quality service and support JHA's customers receive on a daily basis. This continues the Company's plans to provide growth through occasional strategic acquisitions.
     Jack Henry & Associates, Inc. provides integrated computer systems and ATM networking products for banks and other financial institutions. JHA markets and supports its systems throughout the United States and overseas. The Company has over 1230 customers worldwide.
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